EXHIBIT 10.3

                    AGREEMENT FOR MANUAL AND VENDING

                      FOOD AND REFRESHMENT SERVICE

This Agreement, made this 13th day of July, 1990, by and between JAMES RIVER PAPER COMPANY, INC. located at Norwalk, Connecticut, hereinafter referred to as JAMES RIVER) and UNIVERSITY DINING SERVICES, INC., 88 Bassett Road, North Haven, CT 06473 (hereinafter referred to as UDS) for the provision of manual and vending food refreshment service.

                               Witnesseth

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

JAMES RIVER hereby grants to UDS, as an independent contractor, the exclusive rights and privileges to sell and dispense by automatic vending machines and by manual means food, candy, non-alcoholic beverages, and other such products as are authorized by JAMES RIVER at or upon JAMES RIVER's premises at Norwalk, Connecticut or such other location where JAMES RIVER shall be located. UDS will be granted exclusive rights for office coffee service.

UDS will install, service and maintain vending machines as shall be mutually agreed upon, and will keep such equipment and machines adequately serviced

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and supplied with appropriate merchandise of good quality.

LOCATION OF EQUIPMENT: The location of all manual equipment and other facilities to be supplied by UDS shall be mutually agreed upon. Any moves of vending machines or other equipment necessitated by growth or building rearrangements by JAMES RIVER will be accomplished by UDS under conditions to be mutually agreed upon as the occasion arises. UDS shall make no alterations in the premises unless authorized by JAMES RIVER in writing.

OWNERSHIP OF EQUIPMENT: It is understood that the manual and vending equipment, and any other equipment supplemental to the services that have been supplied by UDS and tagged as their property, shall remain UDS's property at all times. JAMES RIVER will also take reasonable precautions to protect said machines and equipment from damage and will permit UDS to remove them upon termination of this Agreement or upon termination of any renewal thereof, but not be deemed an insurer thereof.

JAMES RIVER will furnish to UDS, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by JAMES RIVER and to be used in connection with the food service. JAMES RIVER will also furnish to UDS an extension

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telephone.

MAINTENANCE AND EQUIPMENT: The division of responsibility between JAMES RIVER and UDS is hereafter provided.

JAMES RIVER will be responsible for:

     a) mopping and vacuuming of the dining area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;
     b)   removal of all trash and garbage;
     c)   furnishing exterminator services; and
     d) furnishing maintenance services if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the necessity for replacement is caused through the negligence of UDS's employees.

UDS will be responsible for:

     a) keeping said premises, furniture, fixtures, manual food service equipment and vending machines in a clean and sanitary condition as a cost of operation in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities;

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     b)   routine cleaning of the kitchen, cold storage areas and counter areas;
     c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.) as a cost of operation;
     d) purchasing and storage of all food and supplies as costs of operation;
     e)   repairing of the vending machines as a cost of operation;
     f) replacing of the vending equipment as required as a cost of operation; except that UDS will at the beginning of this contract replace the cold food vending machine and the soda vending machine at its cost; and
     g)   routine daily cleaning for the dining room tables and chairs.

MENUS: UDS will post submit menus, complete with prices, and all menus will be nutritionally acceptable. UDS will cater special functions for JAMES RIVER as requested, at prices mutually agreed upon and upon at least 24 hours advance notice.

FOOD QUALITY: UDS agrees to follow the guidelines for food quality as set forth in Schedule A attached hereto.

LICENSES AND PERMITS: UDS shall obtain prior to commencing operations at JAMES RIVER's premises, all necessary permits, licenses and other approvals

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required by law for its operation hereunder.  JAMES RIVER agrees to cooperate with UDS and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.

UTILITIES: JAMES RIVER shall, at its expense, provide UDS with necessary and sufficient refrigeration, freezer space, heat, light, water and electricity for the operations of the manual and vending service.
Notwithstanding the foregoing, JAMES RIVER shall not be liable if the services are interrupted through no fault of JAMES RIVER.

RECORDS: UDS will at all times maintain an accurate record of all merchandise inventories and sales in connection with the operation of the manual food and vending service. All such records shall be kept on file by UDS for a period of two years, and UDS shall give JAMES RIVER and its agents the privilege, at any reasonable time during the two-year period, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes for such UDS has the sole responsibility to collect, report and pay to the taxing authorities.

INSURANCE: During the term of this Agreement, UDS will provide and maintain, with an insurance carrier licensed to do business in this state, $1 Million

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worth of general liability insurance, $500,000 worth of auto liability insurance and a $1 Million umbrella liability policy.

UDS will indemnify and hold JAMES RIVER, its employees, guests, visitors and tenants, their employees, guests, visitors, customers or clients harmless from any and all loss, damage or liability arising directly or indirectly out of UDS's operations under this Agreement, including operation of the equipment and acts of omission, commission or negligence of UDS's employees, contractors or agents when engaged in operations under this Agreement.

JAMES RIVER and UDS hereby waive any and all right of recovery from each other from loss caused by perils defined in their respective fire, extended coverage and sprinkler leakage policies.

PERSONNEL POLICIES: All food service employees will be on UDS's payroll. All persons employed by UDS at JAMES RIVER's premises shall be deemed employees, agents or servants of UDS. UDS's employees shall comply with the rules and regulations at any time promulgated by JAMES RIVER for the safe, orderly and efficient conduct of all activities being carried out while on JAMES RIVER's premises.

UDS shall not retain, at the premises any employee not acceptable to JAMES RIVER for any reason. UDS and JAMES RIVER shall not hire any person(s) formerly

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employed by the other, within one year from termination of such person's employment, without the written consent of the other.

JAMES RIVER will allow employees and agents of UDS access to service areas and equipment at all reasonable times. UDS, in performing work by this Agreement, shall not discriminate against any employees or applicant for employment because of race, color, creed, national origin, age, sex or disability. UDS's employment policies must meet the requirements of the Fair Labor Standards Act and all other regulations required by the United States Department of Labor. UDS is an equal opportunity employer.

ACCOUNTING: UDS keeps records by months. Any statement rendered is due and payable within 15 days after receipt. Accounts which are more than 30 days in arrears are subject to late charges. Interest will be added at the rate of 1.5% per month, on past due accounts.

FINANCIAL CONSIDERATIONS: JAMES RIVER agrees to reimburse UDS for all costs of operation in connection with operating the manual and vending operation, including administrative expense of 2.8% of total food sales and a Management Fee for services of 1.8% to total food sales invoiced on a monthly statement.

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ADJUSTMENT OF FINANCIAL ARRANGEMENTS:  In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between UDS and JAMES RIVER shall be agreed upon and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state and local regulations. In the event the building or said premises, or any of them in which UDS's equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, or if UDS is prevented from operating hereunder because of such damage or because of riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of this Agreement.

COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about July 1, 1990, and shall remain in force for one year unless terminated as herein provided. It shall thereafter renew itself automatically for one-year periods until notice of termination is given in writing by either party by registered mail, at least 60 days prior to the termination.

If either party shall fail to perform or observe any of the terms or conditions of this Agreement, the party claiming such failure shall give the other party written notice of such breach. If, within 30

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days from such notice, the failure has not been corrected, the injured party may cancel this Agreement by giving 30 days written notice.

Any notice to be given hereunder shall, if to UDS, be sent to Geoffrey Ramsey, President, University Dining Services, Inc., P.O. Box 6217, Hamden, CT 06517, by registered mail; and, if to JAMES RIVER, be sent to Bernard G. Siegel, Facilities Manager, James River Paper Company, Inc., P.O. Box 6000, Norwalk, CT 06856 by registered mail.

STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the State of Connecticut.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                            UNIVERSITY DINING SERVICES, INC.



/s/                                /s/ GEOFFREY RAMSEY
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                                   Geoffrey Ramsey
                                   President


ATTEST:                            JAMES RIVER PAPER COMPANY, INC.


/s/ KATHLEEN A. O'GARA             /s/ BERNARD G. SIEGEL
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KATHLEEN A. O'GARA                 Bernard G. Siegel
NOTARY PUBLIC                      Facilities Manager

My Commission expires March 31, 1993

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